UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2011

CHINA VANTAGEPOINT ACQUISITION COMPANY
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	000-54269	98-0677690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 Brickell Avenue, #617 Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 981-6888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 25, 2011, the initial public offering (“IPO”) of 2,750,000 units (the “Units”) of China VantagePoint Acquisition Company (the “Company”) was consummated.  Simultaneous with the consummation of the IPO, the Company also completed an offering of 2,642,856 warrants to the Company’s directors, EarlyBirdCapital, Inc. and other third party purchasers generating gross proceeds of approximately $925,000 (the “Warrant Offering”). On March 8, 2011, EarlyBirdCapital, Inc., the underwriter for the IPO, notified the Company it exercised its over-allotment option in full to purchase an additional 412,500 Units (the “Option Units”). On March 11, 2011, the Company consummated the closing of the Option Units (the “Option Units Offering”) which were subject to the underwriter’s over-allotment option.  Each Unit issued in the IPO and each Option Unit consists of one subunit and one-half of a warrant.  Each subunit consists of one ordinary share, par value $0.001 per share, and one-half of a warrant. Each whole warrant entitles the holder to purchase one ordinary share at an exercise price of $5.00 per share. The Units sold in the IPO and the Option Units were sold at an offering price of $6.00 per Unit, generating gross proceeds of $18,975,000.  Of the gross proceeds of the IPO, the Warrant Offering and the Option Units Offering, $18,835,875 (or approximately $5.96 per share) was placed in trust.

The Company also announced that separate trading of the subunits and warrants underlying the Units will commence on March 15, 2011. The subunits and warrants will be quoted on the OTC Bulletin Board under the symbols CVPLF and CVPWF, respectively. Units not separated will continue to be quoted on the OTC Bulletin Board under the symbol CHVPF.

A copy of the press release issued by the Company announcing the exercise of the over-allotment option and separation of the Units is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits:

Exhibit No.	Description

99.1	Press release dated March 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2011	CHINA VANTAGEPOINT ACQUISITION COMPANY

	By:	/s/ Wei Li
Name: Wei Li
Title: Chief Executive Officer